UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Liberty Global, Inc.’s ownership interest in Jupiter Telecommunications Co., Ltd. (J:COM) is currently held through LGI/Sumisho Super Media, LLC (Super Media LLC), a Delaware limited liability company in which Sumitomo Corporation (Sumitomo) is also a member.  At the request of Sumitomo pursuant to Section 14.3 of the Operating Agreement of LLC, on October 23, 2009, Super Media LLC converted into a Delaware limited partnership named LGI/Sumisho Super Media, LP (Super Media LP).  As a matter of Delaware law, Super Media LP is deemed to be the same entity as Super Media LLC, and the conversion involved no transfer of equity interests.  In connection with the conversion, the Operating Agreement of Super Media LLC was replaced with the Agreement of Limited Partnership of Super Media LP among Liberty Japan, Inc., Liberty Jupiter, Inc., Sumitomo Corporation, and, with respect to certain provisions, LGI International, Inc.

The rights and obligations of the partners in Super Media LP are substantially the same as their rights as members of Super Media LLC, taking into account the change in form of entity.  In particular, we continue to control Super Media LP in our capacity as general partner.

We indirectly control J:COM through our control of Super Media LP, which has a controlling financial interest in J:COM.  Accordingly, we consolidate J:COM’s results of operations for accounting purposes.  Super Media LP will be dissolved on February 18, 2010, unless we and Sumitomo Corporation mutually agree to extend the term. Super Media LP may also be dissolved earlier under certain circumstances.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1         Agreement of Limited Partnership of LGI/Sumisho Super Media, LP, dated as of October 23, 2009, among Liberty Japan, Inc., Liberty Jupiter, Inc., Sumitomo Corporation and, solely with respect to Section 16.22 thereof, LGI International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2009

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
	Name:	Randy L. Lazzell
	Title:	Vice President